Exhibit 10.42

EMPLOYEE STOCK OPTION AGREEMENT
(3 Year Vesting Schedule)

AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

THIS EMPLOYEE STOCK OPTION AGREEMENT (this “Agreement”), dated as of _________ ____, _____, is between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).
BACKGROUND
A.    The Participant is currently an employee of the Company or one of its Subsidiaries.
B.    The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting to the Participant nonqualified stock options (the “Options”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
C.    The grant of the Options is (i) made pursuant to the Amended and Restated EnerSys 2010 Equity Incentive Plan (the “Plan”),; (ii) made subject to the terms and conditions of this Agreement,; and (iii) not employment compensation nor an employment right and is made in the sole discretion of the Company’s Compensation Committee.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Options shall be subject to the Plan. The terms of the Plan and the Background provisions of this Agreement are hereby incorporated into this Agreement by reference. and made a part hereof as if set forth in their entirety in this Section 1. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern.
2.    Restrictions on Transfer. Except as otherwise expressly provided in the Plan, none of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of a derivative transaction) to or with any third party otherwise than by will or the laws of descent and distribution and the Options shall be exercisable during the Participant’s lifetime only by the Participant.
3.    Grant of Options. The Participant is awarded the number of Options specified on the signature page hereof, at the Option Price indicated thereon. The Options are not intended to qualify as incentive stock options under Section 422 of the Code. Each Option shall entitle the Participant to purchase, upon payment of the applicable Option Price in any manner provided by the Plan, one share of Common Stock. The shares of Common Stock issuable upon exercise of the Options are from time to time referred to herein as the “Option Shares.” For purposes of the Plan and this Agreement, the Date of Grant shall be as indicated on the signature page hereof. The Options shall be exercisable as provided in this Agreement.
4.    Terms and Conditions of Options. The Options evidenced by this Agreement are subject to the following terms and conditions:
(a)    Vesting. The Options shall vest and become exercisable as follows: one-third (1/3) of the Options shall vest and become exercisable on each of the first three anniversaries of the Date of Grant (each such one-third (1/3) of the Options which vest on each such anniversary shall be referred to herein as a “Tranche”) unless previously vested or forfeited in accordance with the Plan or this Agreement; provided, however, that to the extent then unvested, the Options shall immediately become vested and exercisable if:

(i)	the Participant’s employment terminates due to death or Permanent Disability, or

(ii)	the Participant’s employment terminates within two years after a Change in Control without Cause or for Good Reason.
Further, provided, in the event of the Participant’s Retirement, a separate pro-rata portion of each of the three Tranches of Options (to the extent then unvested) shall immediately become vested, based, for each Tranche, on the number of months worked from the Date of Grant until the date of Retirement divided by the total number of months for which that particular Tranche of Options would have otherwise become vested, provided however, that, for each Tranche, the pro-rata portion that vests shall only become exercisable on the date each such Tranche would have otherwise become vested under the schedule described above in this Section 4(a) absent such Retirement.
Notwithstanding the foregoing sentences, upon a Participant’s termination of employment for any reason, the Compensation Committee may, in its sole discretion, waive any requirement for vesting then remaining and permit, for a specified period of time consistent with the first sentence of Section 4(b) hereof the exercise of the Options prior to the satisfaction of such requirement. Any fractional Options that would result from application of this Section 4(a) shall be aggregated and shall vest on the first anniversary of the Date of Grant.
(a)    Option Period. The Options shall expire (to the extent not previously exercised or forfeited) on, and shall not be exercisable, following the tenth (10th) anniversary of the Date of Grant. In addition, all Options shall be subject to earlier expiration as provided herein or in the Plan, as follows:
(iii)    if the Participant’s employment terminates due to death or, Permanent Disability or on or after a Change in Control without Cause or for Good Reason, the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) one year following termination of employment and (B) the expiration date of the Options specified in this Section 4(b);
(iv)     if the Participant’s employment is terminated due to Retirement, the Participant may exercise the Options, to the extent then vested and exercisable, at any time until the expiration date of the Options specified in this Section 4(b);
(v)    if the Participant’s employment is terminated by the Company without Cause prior to a Change in Control, the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) ninety (90) days following termination of employment and (B) the expiration date of the Options specified in this Section 4(b);
(vi)    if the Participant voluntarily terminates employment with the Company, the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) sixty (60) days following termination of employment and (B) the expiration date of the Options specified in this Section 4(b); or
(vii)    in the event of any other termination of the Participant’s employment (including a termination by the Company for Cause), all of the Options (whether or not vested at the time of termination) shall, without any action on the part of any Person, immediately expire and be canceled without payment therefor.
Except as provided in Section 4(a) hereof or in the case of automatic vesting in connection with such termination event, upon termination of the Participant’s employment with the Company or a Subsidiary for any reason, all Options which have not theretofore vested shall, without any action on the part of any Person, immediately expire and be canceled without any payment therefor.
(b)    Exercise. Subject to the Company’s Policy on Insider Trading, and Sections 4(d), 4(f), and 8 hereof, the Participant may exercise any or all of the Options, to the extent vested and not forfeited. The date of exercise of an Option shall be the date on which the conditions provided in Sections 4(d), 4(f), and 8 hereof are satisfied.
(c)    Payment. At the time of any exercise, the Participant shall pay to the Company the Option Price of the shares as to which this Option is being exercised by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of the Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include (i) cash; (ii) check or wire transfer; (iii) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation; (iv) to the extent permitted by applicable law, Cashless Exercise; or (v) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by him pursuant to a Cashless Exercise.
(d)    Stockholder Rights. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Options until the Participant has made payment pursuant to Section 4(d) and a certificate or certificates evidencing such shares shall have been issued to the Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.
(e)    Limitation of Exercise. The Options shall not be exercisable unless the offer and sale of the shares of Common Stock subject thereto have been registered under the 1933 Act and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.
(f)    Delivery of Shares. As soon as practicable following the exercise of any Options, the appropriate number of shares of Common Stock issued in connection with such exercise shall be issued by the Company’s transfer agent, in the name of the Participant by (a) paper certificate delivered to the Participant, or (b) electronic delivery to the Company’s representative broker.
(g)    Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares, and all references to Option Shares hereunder shall be deemed to include such shares of Common Stock or other securities.
(h)    Special Exercise Provisions. Notwithstanding anything to the contrary in the Plan or in this Agreement, if the Participant is employed or resides in China or Italy, then the Participant shall only exercise the Options granted hereunder using the “Cashless Exercise” method as defined in the Plan and shall not have the right to use any other method otherwise permitted under this Agreement.
5.    Noncompetition. The Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 5) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business in the Americas, Europe, Middle East or Asia or in any other geographic area throughout the world (a) in which the Company or any of its Subsidiaries has engaged in any of the activities that comprise a Competing Business during the Participant’s employment, or (b) in which the Participant has knowledge of the Company’s plans to engage in any of the activities that comprise a Competing Business (including, without limitation, in any area in which any customer of the Company or any of its Subsidiaries may be located); provided, however, that the provisions of this Section 5 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the twelve (12) month period preceding termination of the Participant’s employment. This Section 5 will not be violated, however, by the Participant’s investment of up to US$100,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business. The restrictions of this Section 5 shall also apply during the period after Retirement until vested Options become exercisable described in Section 4(a).
6.    Wrongful Solicitation. As a separate and independent covenant, the Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 6) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant will not engage in any Wrongful Solicitation. The restrictions of this Section 6 shall also apply during the period after Retirement until vested Options become exercisable described in Section 4(a).
7.    Confidentiality; Specific Performance.
(a)    The Participant agrees with the Company that the Participant will not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, stockholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential by the Company or any of its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Date of Grant developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 7. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.
(b)    The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and Affiliates. The Participant further agrees that the Participant will not retain or use for the

Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or Affiliates.
(c)    The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7, or Section 5 or 6 above, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond (or other security other than any mandatory minimum or nominal bond or security), shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.
1.    Tax Withholding. This Section 8 applies only to (a) those Participants who are U.S. employees, and (b) those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the vesting or exercise of the Options. The Company or a designated Subsidiary of the Company shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued pursuant to this Agreement, to require the Participant to remit to the Company or such Subsidiary any amount sufficient to satisfy any applicable (federal, foreign, state, or local) tax withholding requirements. Prior to the Company’s or the designated Subsidiary’s determination of such withholding liability, the Participant may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company or such Subsidiary to withhold shares of Common Stock that would otherwise be received by the Participant (up to the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company). Such election may be denied by the Compensation Committee in its discretion, or may be made subject to certain conditions specified by the Compensation Committee. The Company or its designated Subsidiary shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any applicable federal, foreign, state, or local taxes required to be withheld with respect to such payments.
2.    No Obligation to Register. The Company shall be under no obligation to register any Option Shares as a result of the exercise of the Options pursuant to the Securities Act or any other federal or state securities laws.
3.    Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Options granted under this Agreement or any Option Shares resulting the settlement thereof without the prior written consent of the Company or its underwriters.
4.    Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Options by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any Option Shares resulting from the exercise of Options on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.
5.    Survival. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. All agreements, representations, and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance to the Participant of the Options and any Option Shares and shall continue in full force and effect. The terms of Section 5, 6, and 7 shall expressly survive this Agreement.
6.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth on the signature page of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading Pennsylvania, 19605, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
7.    Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
8.    Authority of the Compensation Committee. The Compensation Committee shall have the full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.
9.    Representations. The Participant has reviewed with his or her own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
10.    Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.
11.    Entire Agreement; Governing Law; Language. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement has been prepared in English and in one or more other languages. If there is a discrepancy between or among any of these versions, the English version shall prevail. Unless otherwise restricted by applicable law, this Agreement may be executed electronically. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, USA.
12.    Severability; Judicial Reformation. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
13.    Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but (unless otherwise provided under Section 16 of the Plan) no such amendment shall impair the rights of the Participant hereunder without his or her consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
14.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the Options subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.
15.    Miscellaneous.
(a)    No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.
(b)    No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.
(c)    Assignment. The Company shall have the right to assign any or all of its rights and to delegate any or all of its duties under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Company (including any person or entity which acquires all or substantially all of the assets of the Company).

(d)    Adjustments. The Options shall be adjusted or terminated as contemplated by Section 16(a) of the Plan.
(a)    Clawback Policy. The Options and any Option Shares shall be subject to the terms of the clawback policy adopted by the Board of Directors (as such policy may be amended from time-to-time).
[REST OF PAGE LEFT INTENTIONALLY BLANK]

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.
BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE USE AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.
ENERSYS

By: /s/ John D. Craig
Name: John D. Craig
Title: Chairman & CEO

PARTICIPANT

____________________________________Name:
Address:

Date Of Grant: _______________

Number of Options:	______ Option Price: $ __________

Appendix A
to
Employee Stock Option Agreement
Amended and Restated 2010 Equity Incentive Plan

This Appendix A contains supplemental terms and conditions for awards of Stock Options (“Options”) granted in the Date of Grant set forth in the Agreement under the Amended and Restated 2010 Equity Incentive Plan (the “Plan”) to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States.
You have also received the Agreement applicable to the Award set forth therein. The Agreement, together with this Appendix A and the Plan are the terms and conditions of the grant of Options set forth in the Agreement. To the extent that this Appendix A amends, deletes or supplements any terms of the Agreement, this Appendix A shall control. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.
Section I of this Appendix A contains special terms and conditions that govern the Options outside of the United States. Section II of this Appendix A includes special terms and conditions in the specific countries listed therein.
This Appendix A may also include information regarding exchange controls, taxation of awards and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws concerning Options in effect as of May 15, 2015. Such laws are often complex and change frequently; the information may be out of date at the time you exercise the Options or sell shares acquired under the Plan. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan.
In addition, this Appendix A is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company does not assure you of any particular result. Accordingly, you are strongly advised to seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances.

Section I. All Countries Outside the United States

1.    Nature of Grant. In accepting the Award, you acknowledge that:

1.1
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

1.2
the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

1.3	all decisions with respect to future grants, if any, will be at the sole discretion of Company;

1.4	you are voluntarily participating in the Plan;

1.5
the Options and the Option Shares are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and which is outside the scope of your employment contract, if any;

1.6	the Options and the Option Shares are not intended to replace any pension rights, if any, or compensation;

1.7
the Options and the Option Shares, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

1.8	the grant of the Options and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

1.9	the future value of the Option Shares is unknown and cannot be predicted with certainty;

1.10	if you obtain Option Shares, the value of those Option Shares acquired may increase or decrease in value;

1.11	in consideration of the grant of the Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of your employment with the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

1.12
in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the Options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Award;

1.13	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of Option Shares;

1.14	you are hereby advised to consult with your personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

1.15
unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Option Shares of the Company; and

1.16
neither the Company, any Subsidiary nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Options or of any amounts due to you pursuant to the settlement of the Options or the subsequent sale of any Option Shares acquired upon settlement.

2.     Data Privacy. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan (“Data”).

I understand that the Company and the employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan.

I understand that Data will be transferred to a third party plan administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the third party administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that if I reside outside the United States, I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the Award or other awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

3.    Payment of Taxes. The following provisions supplement Section 8 of the Agreement entitled “Taxes Withholding.”

3.1
Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, your portion of social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.
3.2    You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the issuance of Option Shares upon exercise of the Award, the subsequent sale of Option Shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (2) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.
3.3     Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

3.4
You authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding in shares to be issued or cash distributed upon exercise of the Award; (2) withholding from your wages or other cash compensation paid to you by the Company and/or you; (3) withholding from the proceeds of the sale of Option Shares acquired upon exercise of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

3.5
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, you are deemed to have been issued the full number of Option Shares subject to the exercised Award, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

3.6
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Option Shares, if you fail to comply with this obligation.

Section II. Country-Specific Provisions
Canada
Securities Law Notification. You are permitted to sell Option Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such shares takes place outside of Canada through the facilities of a national securities exchange on which the shares are listed (i.e., The New York Stock Exchange).
Language Consent. The parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (« Plan, Agreement and Appendix A » ), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. The following provision supplements Section I.2 of this Appendix A.
You hereby authorize the Company or the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliate of the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any affiliate to record such information and to keep such information in your file.

Foreign Asset Reporting Information. You are responsible for reporting foreign property (including shares acquired under the Plan) on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the applicable tax year. For the 2013 tax year, the filing deadline is July 31, 2014. For the 2014 tax year and later, the form must be filed by April 30th of the following year.
China
Exchange Control Restrictions Applicable to Optionees who are PRC Nationals. You understand that, except as otherwise provided herein, your Options can be exercised only by means of the cashless sell-all method, under which all Option Shares underlying the option are immediately sold upon exercise. In addition, you understand and agree that, pursuant to local exchange control requirements, you are required to repatriate the cash proceeds from the cashless sell-all method of exercise of options, (i.e., the sale proceeds less the Exercise Price and any administrative fees). You agree that the Company is authorized to instruct its designated broker to assist with the immediate sale of such shares (on your behalf pursuant to this authorization), and you expressly authorize such broker to complete the sale of such shares. You acknowledge that the Company’s broker is under no obligation to arrange for the sale of the shares at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
In addition, you understand and agree that the cash proceeds from the exercise of your Options, (i.e., the proceeds of the sale of the shares underlying the Options, less the Exercise Price and any administrative fees) will be repatriated to China. You further understand that, under local law, such repatriation of the cash proceeds may be effectuated through a special foreign exchange control account to be approved by the local foreign exchange administration, and you hereby consent and agree that the proceeds from the sale of Option Shares acquired under the Plan, net of the Exercise Price and administrative fees, may be transferred to such special account prior to being delivered to you. The proceeds, net of Tax-Related Items, may be paid to you in U.S. Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to you in U.S. Dollars, you understand that he or she will be required to set up a U.S. Dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. In addition, you understand and agree that you will be responsible for converting the proceeds into Renminbi Yuan at your expense.
If the proceeds are paid to you in local currency, you agree to bear any currency fluctuation risk between the time the shares are sold and the time the sale proceeds are distributed through any such special exchange account.

Exchange Control Notice Applicable to Optionees in the PRC. You understand that exchange control restrictions may limit your ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000. You should confirm the procedures and requirements for withdrawals and conversions of foreign currency with your local bank prior to option exercise. Your agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the Peoples’ Republic of China.

Foreign Asset Reporting Information. Effective from January 1, 2014, PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these new rules, you may be subject to reporting obligations for the Option Shares or awards acquired under the Plan and Plan-related transactions. It is your responsibility to comply with this reporting obligation and you should consult your personal tax advisor in this regard.

Finland
There are no country-specific provisions.
India
Exchange Control Information. You must repatriate to India the proceeds from the sale of Option Shares acquired at exercise and any dividends received in relation to the Option Shares within 90 days after receipt. You must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (the “FIRC”) from the bank where you deposited the foreign currency. You must retain the FIRC in your records to present to the Reserve Bank of India or your Employer in the event that proof of repatriation is requested.
Foreign Assets Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Option Shares held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.

Mexico

Nature of Grant. The following provisions supplement Section I.,1(Nature of Grant) of this Appendix A:

Acknowledgment of the Grant. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix A, and that you have reviewed the Plan and the Agreement, including this Appendix A, in its entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix A. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section I.1 (Nature of Grant) of this Appendix A, in which the following is clearly described and established:

(1)     Your participation in the Plan does not constitute an acquired right.

(2)     The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis.

(3)     Your participation in the Plan is voluntary.

(4)    Neither the Company nor any Affiliate is responsible for any decrease in the value of the Options granted and/or Option Shares issued under the Plan.

Labor Law Acknowledgment and Policy Statement. In accepting the Options, you expressly recognize that the Company, with registered offices at 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Option Shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV (each, a “Mexican Subsidiary”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, a Mexican Subsidiary, and do not form part of the conditions of your employment and/or benefits provided by such Mexican Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or any benefits derived from the Plan; therefore, you grant a full and broad release to the Company, its shareholders, officers, agents, legal representatives, and subsidiaries with respect to any claim that may arise.

Spanish Translation.

Reconocimiento de la Subvención. Al aceptar la Opción (“Option” por sus siglas en inglés), Ud. reconoce que ha recibido y revisado una copia del Términos y Condiciones, y reconoce, además, que acepta todas las disposiciones del Términos y Condiciones. Ud. también reconoce que Ud. ha leído y aprobado de forma expresa los términos y condiciones establecidos en la Sección I.1 (“Nature of Grant”) en este Appendix A, que claramente dispone lo siguiente:

(1)    Su participación en el Plan no constituye un derecho adquirido;

(2)    El Plan y su participación en el Plan es ofrecido por la Compañía de manera completamente discrecional;

(3)    Su participación en el Plan es voluntaria; y

(4)    Ni la Compañía ni cualquiera subsidiaria es responsable de cualquier disminución del valor de las Unidades de Acciones Restringidas y/o las acciones emitidas bajo el Plan.

Declaración y Reconocimiento de Derecho y Política Laboral. Al aceptar las Unidades de Acciones Restringidas, Ud. reconoce que la Compañía, con domicilio social en 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, EE.UU., es el único responsable de la administración del Plan y su participación en el Plan y cualquier adquisición de las acciones bajo el Plan no constituyen una relación laboral entre Ud. y la Compañía, porque Ud. está participando en el Plan en su totalidad sobre una base comercial y su único empleador es EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV. Basado en lo anterior, Ud. expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establecen algún derecho entre Ud. y el Empleador, EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV, y que no forman parte de las condiciones de empleo y/o beneficios provenidos por EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.

Además, Ud. comprende que su participación en el Plan es causado por una decisión discrecional y unilateral de la Compañía, por lo que la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna a Ud.

Finalmente, Ud. manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total descargo de responsabilidad a la Compañía, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales, y Subsidiarias, con respecto a cualquier demanda que pudiera surgir.

Poland

Exchange Control Notice. Polish residents holding foreign securities (including shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

If you transfer funds in excess of €15,000 into Poland in connection with the sale of shares under the Plan, the funds must be transferred via a bank account. You are required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred. If you hold shares acquired under the Plan and/or maintain a bank account abroad, you will have reporting duties to the National Bank of Poland.

Switzerland
Securities Law Notice. The grant of the Options is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.